News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES HIGHER SECOND QUARTER EARNINGS

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Net Income Per Diluted Share Increases to $0.10 from $0.04 in the Year-Earlier Quarter

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Company Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (August 20, 2009) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the second quarter and 26-week period ended August 1, 2009. Net sales for the 13-week period ended August 1, 2009 decreased 0.7% to $122.4 million from net sales of $123.3 million in the year-earlier period. Comparable store sales for the second quarter declined 4.9% compared with the 13-week period in the prior year. Net income for the second quarter increased to $1.5 million, or $0.10 per diluted share, compared with net income of $645,000, or $0.04 per diluted share, in the year-earlier period. Included in net income for the 13-week period ended August 1, 2009, was a non-cash after-tax impairment charge of $0.2 million, or $0.02 per diluted share, to reduce the asset carrying value of certain store locations.  There were no such charges for the 13-week period ended August 2, 2008.

For the 26-week period ended August 1, 2009, net sales increased 0.6% to $240.6 million from net sales of $239.2 million in the year-earlier period. Comparable store sales declined 3.1% compared with the same period in the prior year. For the 26-week period ended August 1, 2009, the Company reported net income of $3.6 million, or $0.23 per diluted share, compared with net income of $1.6 million, or $0.10 per diluted share, in the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman and Chief Executive Officer, said, “The sales environment remained challenging during the quarter, and our results reflected the difficult comparison to last year’s release of Stephanie Meyer’s blockbuster Breaking Dawn. Nonetheless, we achieved significant improvement in earnings as a result of continued discipline in the management of our business.”

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share. The quarterly dividend will be paid on September 17, 2009, to stockholders of record at the close of business on September 3, 2009.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 223 stores in 21 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Aug. 1, 2009	Aug. 2, 2008	Aug. 1, 2009	Aug. 2, 2008
NET SALES (a)	$122,443	$123,253	$240,612	$239,170
Cost of sales (including warehouse, distribution and store occupancy costs)	86,321	87,714	169,213	169,272
GROSS PROFIT	36,122	35,539	71,399	69,898
Operating, selling and administrative expenses Depreciation and amortization	29,911 3,604	30,341 3,618	58,079 7,187	59,233 7,068
OPERATING INCOME Interest expense, net	2,607 143	1,580 502	6,133 319	3,597 994
INCOME BEFORE INCOME TAXES Income tax provision	2,464 956	1,078 433	5,814 2,247	2,603 1,052
NET INCOME	$ 1,508	$ 645	$ 3,567	$ 1,551

NET INCOME PER COMMON SHARE:
Basic: Net income	$ 0.10	$ 0.04	$ 0.23	$ 0.10
Weighted average shares outstanding	15,759	15,633	15,776	15,683
Diluted: Net income	$ 0.10	$ 0.04	$ 0.23	$ 0.10
Weighted average shares outstanding (b)	15,768	15,642	15,782	15,692

(a)

The results for 13-week and 26-week periods ended August 2, 2008 contain certain insignificant reclassifications necessary to conform to the presentation of the 13-week and 26-week periods ended August 1, 2009.

(b)

On February 1, 2009, the Company adopted FSP EITF 03-6 with the interpretation of FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. Our unvested restricted stock awards pay dividends and therefore qualify as participating securities. The above information reflects the effect of the adoption on Earnings per Share, as if we had adopted EITF 03-6 at the beginning of the earliest period presented and the period ending August 2, 2008 amounts have been adjusted as required by EITF 03-6-1.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation or deflation; economic conditions in general and in the Company's specific market areas including the length of time that the U.S. economy remains in the current economic recession; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet operations; and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.